Exhibit 3.2

INDUSTRIAL PROPERTY TRUST INC.

ARTICLES SUPPLEMENTARY

Industrial Property Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   Under a power contained in Section 6.2.2 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 300,000,000 authorized but unissued Class A Common Shares, $0.01 par value per share, of the Corporation (the “Class A Common Shares”) as Class T Common Shares, $0.01 par value per share, of the Corporation (the “Class T Common Shares”), with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Section 6.2 of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of Class A Common Shares and Class T Common Shares which the Corporation has authority to issue after giving effect to these Articles Supplementary are 1,200,000,000 and 300,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T Common Shares

(1) Definitions.   As used herein, the following terms shall have the following meanings unless the context otherwise requires:

(a) Net Asset Value Per Class A Common Share.   The term “Net Asset Value Per Class A Common Share” shall mean the net asset value of the Corporation allocable to the Class A Common Shares, determined as described in the Corporation’s Prospectus, divided by the number of outstanding Class A Common Shares.

(b) Net Asset Value Per Class T Common Share.   The term “Net Asset Value Per Class T Common Share” shall mean the net asset value of the Corporation allocable to the Class T Common Shares, determined as described in the Corporation’s Prospectus, divided by the number of outstanding Class T Common Shares.

(c) Total Stockholder-Level Underwriting Compensation.   The term “Total Stockholder-Level Underwriting Compensation” shall mean all Dealer Manager Fees, Sales Commissions, Distribution Fees and any other items deemed underwriting compensation pursuant to Rule 2310 of the Financial Industry Regulatory Authority, Inc. paid to the Dealer Manager or to Soliciting Dealers with respect to the Class T Common Shares held in a particular Stockholder’s account.

(2) Treatment as Class A Common Shares.   Except as set forth in Sections 3, 4 and 5 below, the Class T Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Shares and shall be treated as Class A Common Shares under all provisions of the Charter, including, without limitation, the provisions of Articles VI and VII.

(3) Rights Upon Liquidation.   The holder of each Class T Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value Per Class T Common Share.

(4) Distributions.   The per share amount of any Distributions on the Class T Common Shares in relation to the per share amount of any Distributions on the Class A Common Shares shall be determined as described in the most recent Prospectus for an Offering of Class T Common Shares, as such Prospectus may be amended or supplemented with the approval of a majority of the Board of Directors from time to time.

(5) Conversion of Class T Common Shares.

(a) Upon Listing of the Class A Common Shares, each Class T Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class A Common Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T Common Share and the denominator of which is the Net Asset Value Per Class A Common Share.

(b) As of the last calendar day of the month in which Total Stockholder-Level Underwriting Compensation paid with respect to the Class T Common Shares held by a Stockholder within such Stockholder’s account would be in excess of ten percent of the total gross investment amount at the time of purchase of such Class T Common Shares (not including Class T Common Shares sold pursuant to a Reinvestment Plan), each Class T Common Share held in the applicable Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class A Common Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T Common Share and the denominator of which is the Net Asset Value Per Class A Common Share.

SECOND:   A description of the Class A Common Shares is contained in the Charter.

THIRD:   The Class T Common Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH:   These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH:   The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 13th day of August, 2015.

ATTEST:	INDUSTRIAL PROPERTY TRUST INC.

/s/ Sarah Wadsworth	By:	/s/ Thomas G. McGonagle	(SEAL)
Name: Sarah Wadsworth		Name: Thomas G. McGonagle
Title: Assistant Secretary		Title: Chief Financial Officer